As filed with the Securities and Exchange Commission on October 20, 2003
Registration No. 333-75183

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUINTILES TRANSNATIONAL CORP.

(Exact name of registrant as specified in its charter)

North Carolina	56-1714315
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4709 Creekstone Drive
Riverbirch Building, Suite 200
Durham, North Carolina	27703-8411
(Address of Principal Executive Offices)	(Zip Code)

Quintiles Transnational Corp. Nonqualified Stock Option Plan
Quintiles Transnational Corp. Equity Compensation Plan
Amended and Restated Envoy Corporation 1995 Employee Stock Incentive Plan
Amended and Restated Envoy Corporation 1995 Stock Option Plan for Outside Directors
Envoy Corporation 1998 Expressbill Stock Option Plan
Envoy Corporation 1998 Synergy Stock Option Plan
Envoy Corporation 1998 Stock Incentive Plan
Envoy Corporation 1992 Incentive Plan
Envoy Corporation 1990 Officer and Employee Stock Option Plan
(Full title of the plans)

Dennis B. Gillings, Ph.D.
Executive Chairman and Chief Executive Officer
Quintiles Transnational Corp.
4709 Creekstone Drive, Riverbirch Building, Suite 200
Durham, North Carolina 27703-8411
(Name and address of agent for service)

(919) 998-2000
(Telephone number, including area code, of agent for service)

Copy to:
Gerald F. Roach, Esq.
SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.
Post Office Box 2611
Raleigh, North Carolina 27602-2611
(919) 821-1220

DEREGISTRATION OF UNSOLD SECURITIES

     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-75183) (the “Registration Statement”) of Quintiles Transnational Corp. (the “Company”) pertaining to 10,182,425 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and 205,209 contingent value payments, which was filed with the Securities and Exchange Commission and became effective on March 29, 1999. The Registration Statement registered the shares of Common Stock for issuance pursuant to the Quintiles Transnational Corp. Nonqualified Stock Option Plan, the Quintiles Transnational Corp. Equity Compensation Plan, the Amended and Restated Envoy Corporation 1995 Employee Stock Incentive Plan, the Amended and Restated Envoy Corporation 1995 Stock Option Plan for Outside Directors, the Envoy Corporation 1998 Expressbill Stock Option Plan, the Envoy Corporation 1998 Synergy Stock Option Plan, the Envoy Corporation 1998 Stock Incentive Plan, the Envoy Corporation 1992 Incentive Plan and the Envoy Corporation 1990 Officer and Employee Stock Option Plan (collectively, the “Plans”). The Registration Statement also registered the maximum number of contingent value payments that could have been issued in connection with the exercise of options to purchase shares of the Company’s Common Stock issued in connection with the merger (the “PMSI Merger”) of the Company with Pharmaceutical Marketing Services, Inc. (“PMSI”), pursuant to the Merger Agreement, dated as of December 14, 1998, among the Company, QTRN Acquisition Corp. and PMSI (the “PMSI Merger Agreement”).

     Pursuant to the terms of the PMSI Merger Agreement, all contingent value payments associated with any options to purchase shares of the Company’s Common Stock issued in connection with the PMSI Merger that were not exercised by the 75th day following the closing date of the PMSI Merger were terminated and became null and void.

     On April 10, 2003, the Company entered into an Agreement and Plan of Merger, dated as of April 10, 2003, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 18, 2003 (the “Pharma Services Merger Agreement”), with Pharma Services Holding, Inc. (“Pharma Services”) and Pharma Services Acquisition Corp. (“Merger Sub”), an indirect wholly owned subsidiary of Pharma Services. Under the terms of the Pharma Services Merger Agreement, Merger Sub would merge with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Pharma Services (the “Pharma Services Merger”). The Pharma Services Merger became effective on September 25, 2003 (the “Effective Time”). Pursuant to the Pharma Services Merger Agreement, each outstanding option to purchase shares of Common Stock at the Effective Time (other than those held by Pharma Services or Merger Sub), was canceled and, upon surrender of such options or delivery of a written acknowledgement by the optionholder that all options held by such optionholder have been canceled, such holder will be entitled to a cash payment in an amount equal to the excess, if any, of $14.50 over the applicable exercise price per share of Common Stock subject to such stock option multiplied by the number of shares of Common Stock for which such stock option was exercisable immediately prior to cancellation.

     As a result of the cancellation of the options, the offering pursuant to the Registration Statement has been terminated. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company that are registered but unsold under the Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina on October 20, 2003.

QUINTILES TRANSNATIONAL CORP

By:
/s/ Dennis B. Gillings
Dennis B. Gillings, Ph.D. Executive Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed on October 20, 2003 by the following persons in the capacities indicated:

Signature	Title

AGENT FOR SERVICE

/s/ Dennis B. Gillings
Dennis B. Gillings, Ph.D.	Executive Chairman and Chief Executive Officer

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